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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 31, 1998, except for the third paragraph of
Note 15 as to which the date is August 20, 1998, with respect to the financial statements of MobileMedia Communications, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Registration Statement (Form S-4 No. 33-00000) and Prospectus of Arch Communications Group, Inc. for the registration of shares of its common stock, stock purchase warrants and transferable rights to purchase such stock and warrants.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
August 24, 1998